Bank Notes

Officer Appointments

Patricia Riddle joined the Bank as Vice President, Branch Manager - Easley. Ms. Riddle’s banking career spans thirty-three years and she is a member of the Pickens County Rotary Club; the Christian Women’s Job Core, a division of Mary’s House battered Women’s Shelter in Easley and serves on the Campaign Committee for the United Way.

Bryce Solomon joined the Bank as Senior Vice President, Indirect Lending Manager to oversee the Bank’s indirect auto lending business. Mr. Solomon brings thirty years of experience as a banker in our markets.

Officer Promotions

Randy Traynham, AAP, CTP, was promoted to Vice President, Product Manager with overall responsibility for product development and management. Mr. Traynham received a Bachelor of Arts degree from Furman University and a Masters of Business Administration from Troy University. He is a graduate of the Graduate School of Banking at Louisiana State University and the South Carolina Bankers School. Mr. Traynham has been employed with the Bank for eighteen years.

Victor Cordone was promoted to Vice President, Treasury Services Manager. Mr. Cordone is a graduate of the University of South Florida and has a banking career spanning thirty-one years, two of which have been with the Bank.

Tim Weisner was promoted to Assistant Vice President, Business Banking Credit Specialist with overall responsibility for the processing of small business loans. Mr. Weisner is a graduate of Mars Hill College and has a banking career spanning eleven years, five of which have been with the Bank as the Assistant Branch Manager for our East North Street, Greenville branch.

Matt Babb was promoted to Assistant Vice President, Business Banker in our Greenwood market with overall responsibility for the development of both existing and new business relationships in the Greenwood area. Mr. Babb is a graduate of Wingate University and has been employed with the Bank for five years, most recently as the Branch Manager at our South Main, Greenwood branch.

Dawn Wesson was promoted to Assistant Vice President, Trust Operations Officer. She is a graduate of Presbyterian College and the Cannon Trust School at University of North Carolina - Charlotte. Ms. Wesson has been employed by the Bank as Trust Officer for eleven years and has a trust career spanning twenty-one years.

Forward-Looking Statements and Non-GAAP Financial Information

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

This report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This report discusses both GAAP net loss and operating earnings excluding certain gains and charges, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Readers should consider our recording of expenses associated with credit costs and certain special items when assessing the performance of the Company. Non- GAAP measures have limitations as analytic tools, and readers should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

November 4, 2011

To Our Shareholders:

We continued making progress on our path to profitability in the third quarter as our pre-tax operating earnings improved for the third quarter in a row and our loan portfolio increased for the second quarter in a row. In addition, credit quality indicators related to the loan portfolio generally showed ongoing stabilization. Overall, not surprisingly in this challenging economic environment, we continued to be negatively impacted by depressed appraised values on commercial real estate resulting in elevated credit losses.

As a result, for the three months ended September 30, 2011, we reported a net loss of $5.5 million, which is an improvement from the net loss of $9.6 million reported for the second quarter 2011. Results for both quarters reflect significant writedowns on our problem assets resulting from depressed real estate values.

Excluding credit-related items, pre-tax income increased for the third consecutive quarter to $4.3 million for the third quarter 2011 compared to $2.4 million, $1.5 million and $1.0 million for the previous three quarters. The quarterly increases are a direct result of our strategic actions focused in the areas we can control such as new loan origination, decreasing the rates paid on our deposits, and reducing operating expenses. For the third quarter, these actions resulted in an improved net interest margin, higher noninterest income and reduced noncredit-related expenses. To further reduce expenses, in the third quarter we launched a Company-wide project to determine the strategic and tactical actions necessary to align our infrastructure and expense base with the Company’s current balance sheet size and the underlying revenue generating capacity of the franchise. This project is considered particularly important in light of the negative developments in the overall national economy that surfaced in August. Additional expense savings from this project are expected to be realized beginning in the fourth quarter 2011 through 2012.

We also continued our aggressive efforts to reduce problem assets. Through September 30, 2011, our total nonperforming assets have declined 37% from their peak at March 31, 2010 and we are encouraged by the progress we continue to make in resolving our problem assets. Unfortunately, the primary issue we cannot control is the appraised values on our problem assets which continue to result in credit losses. However, the number and size of our problem assets has decreased significantly so our aggregate credit losses are declining. Similarly encouraging, our past due loans at the end of the third quarter were less than one percent for the second straight quarter.

While credit costs remain high, our core business is showing improved results and is evidence that the execution of our strategic plan is working. Our operating earnings have steadily improved each of the past three quarters through a lot of hard work and perseverance in the face of a very difficult economy. We are working tirelessly to improve our financial results as we move forward on the path to profitability, and we continue to believe that we will achieve quarterly profitability in 2012.

As you know, the Board of Directors authorized a one-for-four reverse stock split of the Company’s common stock effective June 28, 2011. At that time, holders of common stock certificates representing pre-split shares were mailed instructions from our stock transfer agent, Registrar and Transfer Company (“R&T”), regarding the necessary steps to exchange existing certificates for new certificates representing post-split shares. If you have not yet responded to the instructions mailed by R&T, please take a few minutes over the coming weeks to respond so that you will receive your new shares and ensure you are included on future shareholder mailings. If you have any questions regarding these instructions or if you did not receive the instructions, please contact R&T at 1-800-368-5948.

Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	September 30, 2011	June 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$117,796	$133,803	$223,017

Total cash and cash equivalents	117,796	133,803	223,017

Federal Home Loan Bank ("FHLB") stock, at cost	4,377	5,185	6,785
Investment securities available for sale, at fair value	277,605	280,816	218,775
Mortgage loans held for sale	2,486	789	4,793
Commercial loans held for sale	31,381	49,567	66,157

Loans, gross	783,824	770,841	793,426
Less: allowance for loan losses	(26,900)	(26,981)	(26,934)

Loans, net	756,924	743,860	766,492

Premises and equipment, net	26,768	26,952	28,109
Accrued interest receivable	5,112	5,182	4,702
Foreclosed real estate	14,696	15,267	19,983
Income tax refund receivable	—	—	7,436
Other	11,366	9,639	8,998

Total assets	$1,248,511	$1,271,060	$1,355,247

Liabilities and shareholders' equity
Liabilities
Deposits
Noninterest-bearing	$163,158	$152,229	$141,281
Interest-bearing	944,398	974,315	1,032,081

Total deposits	1,107,556	1,126,544	1,173,362

Retail repurchase agreements	24,765	24,708	20,720
FHLB borrowings	—	—	35,000
Accrued interest payable	688	845	1,187
Other	10,133	10,599	11,079

Total liabilities	1,143,142	1,162,696	1,241,348

Shareholders' equity
Preferred stock	—	—	—
Common stock	127	127	474
Capital surplus	141,971	141,713	133,112
Accumulated deficit	(34,226)	(28,757)	(13,108)
Accumulated other comprehensive loss, net of tax	(2,503)	(4,719)	(6,579)

Total shareholders' equity	105,369	108,364	113,899

Total liabilities and shareholders' equity	$1,248,511	$1,271,060	$1,355,247

Consolidated Statements of Income (Loss)

(in thousands) (unaudited)

	For the three months ended		For the nine months ended
	September 30, 2011	June 30, 2011	September 30, 2011
Interest income
Interest earned on cash and cash equivalents	$66	$112	$283
Dividends received on FHLB stock	11	13	38
Interest earned on investment securities available for sale	1,952	1,909	5,167
Interest and fees earned on loans	11,553	11,503	34,625

Total interest income	13,582	13,537	40,113

Interest expense
Interest paid on deposits	2,267	2,524	7,467
Interest paid on retail repurchase agreements	—	8	19
Interest paid on FHLB borrowings	—	23	72

Total interest expense	2,267	2,555	7,558

Net interest income	11,315	10,982	32,555

Provision for loan losses	5,600	7,400	18,500

Net interest income after provision for loan losses	5,715	3,582	14,055

Noninterest income
Service charges on deposit accounts, net	1,974	1,875	5,611
Fees for trust, investment management and brokerage services	828	842	2,361
Mortgage-banking	764	241	1,381
Automatic teller machine	223	256	711
Merchant services	—	—	10
Bankcard services	52	49	177
Investment securities gains	—	56	56
Other	459	439	1,323

Total noninterest income	4,300	3,758	11,630

Noninterest expense
Salaries and other personnel	6,202	6,390	19,143
Occupancy	1,055	1,146	3,384
Furniture and equipment	924	930	2,839
Professional services	394	553	1,457
FDIC deposit insurance assessment	688	702	2,348
Marketing	410	520	1,344
Foreclosed real estate writedowns and expenses	3,029	1,504	5,366
Loss on commercial loans held for sale	2,080	3,797	7,028
Other	2,057	2,558	6,388

Total noninterest expense	16,839	18,100	49,297

Net loss before benefit for income taxes	(6,824)	(10,760)	(23,612)

Benefit for income taxes	(1,355)	(1,191)	(2,494)

Net loss	$(5,469)	$(9,569)	$(21,118)